Exhibit 99.1

FOR IMMEDIATE RELEASE

Truven Health Analytics Names Roy Martin Chief Operating Officer of its Commercial Division

Ann Arbor, Michigan, July 3, 2013 – Truven Health Analytics™ today announced the appointment of Roy Martin to the position executive vice president and chief operating officer of its commercial division. In this role, Martin will be responsible for the activities of Truven Health Analytics hospital, clinician, employer/health plan, and life sciences customer channels. He will be based in Chicago.

Martin joins Truven Health Analytics from WELM Ventures, LLC, a venture capital firm he founded in 2011. Prior to launching WELM, Martin served for six years as president and CEO of the Tax and Accounting business of Thomson Reuters, a $1.1 billion global tax software, services and publishing company. There, he devised and led strategies that doubled revenues during his tenure through organic growth, acquisitions, and international expansion. Before this, Martin was president and CEO of Dialog, an online research company specializing in scientific, life sciences, and professional information.

“I am delighted to have an executive of Roy Martin’s caliber joining our management team,” said Mike Boswood, president and CEO, Truven Health Analytics. “Roy has continually demonstrated an ability to drive profits through both organic and acquisition-led growth. His experience and leadership will be central to strengthening and expanding Truven Health’s position in the marketplace.”

Martin is a graduate of Virginia Tech and earned his Master of Business Administration at Emory University. He currently serves on the board of directors of the American Heart Association (AHA) of Minnesota.

“Few companies are as well-positioned to capitalize on the seismic shifts unfolding in the commercial healthcare marketplace than Truven Health Analytics,” said Martin. “I’m honored to join a team of proven executives that is striving to improve the cost and quality of healthcare by delivering the kinds of essential analytics and data that empower better decision-making and improved outcomes.”

For more information on Truven Health Analytics, visit www.truvenhealth.com.

About Truven Health Analytics

Truven Health Analytics delivers unbiased information, analytic tools, benchmarks and services to the healthcare industry. Its Commercial division serves hospitals, employers, health plans, clinicians, and pharmaceutical companies and its Government division, under COO Jon Newpol, serves federal and state governments. Truven’s clients have relied on its solutions for over 30 years. Truven Health Analytics combines deep clinical, financial and healthcare management expertise with innovative technology platforms and information assets to make healthcare better, collaborating with customers to uncover and realize opportunities for improving quality, efficiency, and outcomes. Truven Health Analytics owns some of the most trusted, proven brands in healthcare such as Micromedex, Action OI and Advantage Suite. Truven Health Analytics employs approximately 2000 people worldwide and has its principal offices in Ann Arbor, Michigan; Chicago; and Denver. For more information, please visit www.truvenhealth.com.

MEDIA CONTACT:

Brian Erni

J. Roderick, Inc.

For Truven Health Analytics

brian@jroderick.com

631.584.2200